United States securities and exchange commission logo





                     February 8, 2024

       Dominic Blosil
       Chief Financial Officer
       Traeger, Inc.
       1215 E Wilmington Ave.
       Suite 200
       Salt Lake City, UT 84106

                                                        Re: Traeger, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-40694

       Dear Dominic Blosil:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing